Exhibit 99.2

Separation Agreement

and

General Release of All Claims

This Separation Agreement and General Release of All Claims, dated April 1, 2009 is entered by and among Central Garden & Pet Company, its, subsidiaries, affiliates and related entities (“Central” or “Company”) and Stuart W. Booth (“Executive”).

WHEREAS, Executive is Executive Vice President, Chief Financial Officer and Secretary of Central;

WHEREAS, Executive has decided he would like to resign his positions to pursue other professional endeavors and serve on the Boards of Directors of companies that do not compete with Central;

WHEREAS, Executive and Central have agreed that Executive will remain with Central until a transition to a replacement executive is complete;

WHEREAS, Executive and Central desire Executive to continue as a consultant to Central after a transition to a replacement executive is complete;

WHEREAS, the parties desire to amicably and finally resolve any issues that may relate to Executive’s employment with Central and the conclusion thereof;

THEREFORE, the Parties agree as follows:

1.	Executive will remain in the position of chief financial officer until a replacement is hired and for a reasonable transition period thereafter as requested by the Company not to exceed sixty (60) days. (The period commencing with the effective date of this Agreement and continuing through the period not to exceed sixty (60) days after a replacement is hired will be referred to as the “Transition Period”).

2.	During the Transition Period the Company will continue Executive’s current base salary of $380,000 and Executive will be eligible for a “transition bonus” of up to $10,000 per month for each full month. This transition bonus will be based on Executive’s full engagement on his continuing duties on behalf of the Company and his assistance in the successful transition and on-boarding to his replacement.

3.	During the Transition Period Executive shall remain eligible for all his current Company benefits, including 401(k), life and health insurance and vacation. Executive will not receive additional stock options or restricted stock grants during the Transition Period.

4.	At the conclusion of the Transition Period Executive’s employment will be considered terminated for all purposes (“Termination Date”).

5.	On the Termination Date, the Company shall pay Executive for all of his accrued but unused vacation in accordance with Company policy. All appropriate taxes will be withheld.

6.	Following the Termination Date, the Company agrees to pay Executive severance of $31,667 per month for nine (9) months. All appropriate payroll taxes will be deducted therefrom. This amount will be paid consistent with the Company’s normal payroll practices. The Company will continue to provide medical, dental and vision insurance to Executive during the nine (9) months it pays Executive the severance referred to above. Executive will pay an amount for this insurance coverage comparable the employee contribution amounts paid by senior executives of the Company.

7.	During the Transition Period and for eighteen (18) months following the Termination Date Executive will continue to vest in all restricted shares of Company stock issued under the Restricted Stock Award Agreement. Executive will not receive additional restricted stock grants following the Termination Date.

8.	During the Transition Period and for eighteen (18) months following the Termination Date Executive will continue to vest in all stock options granted under the Company’s Non-Qualified Stock Option Agreement. Executive will not receive additional stock options grants following the Termination Date.

9.	Executive will cease to be eligible to participate under any bonus, incentive compensation, commission, life insurance, retirement, and other compensation or benefit plans of the Company following the Termination Date. Executive will cease to be eligible to participate in the Company medical, dental and vision plans when he ceases to receive the severance payments provided in Paragraph 6 above. Thereafter, Executive will have no rights under any of the above referenced plans, except as follows:

(a)	Group Insurance: The Company will pay for Executive’s COBRA health insurance continuation coverage for Executive and Executive’s spouse for eighteen (18) months after he ceases to receive the severance payments from the Company provided in Paragraph 6 above. Executive will pay an amount for this COBRA coverage comparable the employee contribution amounts paid by senior executives of the Company. Thereafter, the Company will continue comparable health insurance coverage through HIPPA coverage for Executive and Executive’s spouse until Executive’s spouse reaches the age of sixty six (66), i.e. 070/7/2019 or until they become eligible for coverage under another group health care plan, whichever comes first. The Company’s contribution to such coverage will be the actual expense of such coverage up to a maximum of $20,000 per year. The Company’s payments for health insurance continuation coverage will be considered income to the Executive for tax reporting purposes.

(b)	Executive will retain his vested benefits under the Central Garden & Pet Deferred Compensation Plan dated December 14, 2005, and all rights associated with such benefits, as determined under the official terms of that plan.

(c)	Executive will retain his vested benefit under the Central Garden & Pet Non-Qualified Deferred Compensation Plan amended and restated effective January 1, 2005 and all rights associated with that benefit, as determined under the official terms of that plan.

10.	On the Termination Date, Executive may buy the Company-provided automobile that he currently drives for its then-current low retail “Blue Book” value. If Executive elects not to do so, Executive agrees to return the vehicle to the Company on the Termination Date.

11.	Following the Termination Date and for a period of twenty four (24) months, Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Executive will be available to provide approximately ten (10) hours of such Consulting Services per month in a manner that will not unduly interfere with any other employment Executive may then have. Executive shall be paid twenty five hundred dollars ($2,500) per month (“Consulting Fee”) for his Consulting Services. Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of the Consulting Services.

12.	Notwithstanding the term of the Consulting Services specified above, the Consulting Services shall terminate under any of the following circumstances: (a) in the event Executive dies, the Consulting Services shall terminate immediately; (b) if Executive, due to physical or mental disability is unable to perform the Consulting Services with or without reasonable accommodation, either the Company or Executive may by written notice terminate this Agreement as of the last day of the calendar month during which such notice is given; (c) the parties may terminate this Agreement by mutual written agreement.

13.	While providing the Consulting Services referred to above, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled nor will Executive have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

14.	No other benefits, other than those referred to in this Agreement are owed to or will be provided to Executive.

15.	In consideration for the terms described above, Executive, his successors and assigns, completely release the Company and all its agents, employees, successors, shareholders, directors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of every kind, known or unknown, which Executive may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof, including but not limited to all “wrongful discharge” claims; all claims relating to any contracts, express or implied, including the employment agreement dated September 30 2005; any covenant of good faith and fair dealing, express or implied; any breach of fiduciary responsibility; any tort of any nature; any federal, state, or municipal statute or ordinance; any claims under the Sarbanes - Oxley Act, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. Section 1981, the Americans With Disabilities Act and any other laws and regulations relating to discrimination and any and all claims for attorney’s fees and costs, excluding only claims that cannot be released as a matter of law.

16.	In consideration for the release and terms described above, the Company completely releases Executive and all his successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of every kind, known or unknown, which the Company may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof excluding only acts or omissions in violation of any federal, state or local law. The Company hereby affirms that it has no present information or belief that Executive has engaged in any acts or omissions in violation of any federal, state or local law.

17.	Executive and the Company are aware that Section 1542 of the Civil Code of the State of California provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive and the Company understand that this Section gives them the right not to release existing claims of which they are not now aware, unless they voluntarily choose to waive this right. Executive and the Company nevertheless voluntarily waive the rights described in Section 1542 from the subject of this Agreement, and waive all claims that now exist in their favor, known or unknown.

18.	Executive agrees that the Company may file this Agreement with the Securities and Exchange Commission and make such disclosure regarding it as the Company believes is required by applicable law. Executive agrees not to discuss this Agreement with any persons except his counsel, immediate family, financial advisors, tax consultants or as required by applicable law.

19.	Executive understands and agrees that during the course of employment with the Company he became acquainted with proprietary confidential business information and trade secrets including client lists, prospect information, business plans, technology advances and the skills of key personnel. The Company has committed substantial resources, financial and otherwise, to develop this confidential business information and to promote and increase its goodwill. This information was communicated to Executive in confidence because of his status with the Company. Executive understands and agrees that he has a continuing statutory and fiduciary obligation to protect confidential business information obtained during his employment. Executive understands that any violation of these obligations would cause irreparable harm to the Company and would be appropriate action for injunctive relief.

20.	Executive certifies that he has returned or will return prior to the Termination Date any and all records, documents, notes, memoranda, specifications, devices, property and in general, any other material belonging to the Company or relating to its business.

21.	Should any of the provisions of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

22.	Executive declares that there has been no assignment or other transfer of any interest in any Claim that he may have against the Company, and he agrees to indemnify and hold the Company harmless from liability, claims, demands, damages, costs, expenses and attorney fees incurred by the Company as a result of any person asserting any such assignment or transfer. This indemnity shall not require payment as a condition precedent to recovery.

23.	Executive is not aware of any activities engaged in or directed by the Company, its officers and/or directors, including but not limited to financial reporting practices, which Executive believes to have been unlawful.

24.	Executive will not cooperate or participate in the investigation or prosecution of any court or administrative action against the Company, its officers and/or directors except as required by law or pursuant to subpoena, court order or other legal process.

25.	Executive agrees not to disparage the Company, its current or former employees, directors, agents, representatives, advisors customers, suppliers or products. The Company agrees that no officer or director of the Company shall disparage Executive.

26.	This Separation Agreement is the entire agreement of the parties on the subjects covered herein; however, the parties agree that the Stock Option Plan, the 2003 Omnibus Equity Incentive Plan Restricted Stock Agreement, the Central Garden & Pet Deferred Compensation Plan dated December 14, 2005, the Central Garden & Pet Non-Qualified Deferred Compensation Plan amended and restated effective January 1, 2005 will survive the Termination Date. This Separation Agreement only may be amended by a written agreement that the Company and Executive sign.

27.	This Separation Agreement shall be construed in accordance with the laws of the State of California. Each of the parties hereto shall provide reasonable cooperation to one another to carry out the terms hereof and shall execute whatever further documents are reasonably necessary to effectuate the same.

28.	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

If to the Company:	William E. Brown
Central Garden & Pet Company
1340 Treat Boulevard, Suite 600
Walnut Creek, CA 94597

With a copy to :	Robert P. Kristoff
Paul Hastings Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, Ca 94115

If to Executive:	Stuart W. Booth
1103 Calder Lane,
Walnut Creek, CA 94598

29.	Executive understands that he has twenty-one (21) days to consider this Agreement before signing it. He has read and understands the provisions in this Agreement. He knowingly and voluntarily agrees to all of the terms set forth in this Agreement. He intends to be legally bound by this Agreement. He was advised and is hereby advised in writing to consult with an attorney of his choice prior to executing this Agreement. Executive has seven (7) days following his execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that the Effective Date of this Agreement shall be the seventh day after this Agreement is signed assuming no revocation has occurred.

30.	This Agreement shall not in any way be considered an admission of any fault or liability by the Company or Executive.

31.	Executive agrees to re-execute this Agreement on the Termination Date.

Date: April 1, 2009	/s/ Stuart W. Booth
Stuart W. Booth

Date: April 1, 2009	/s/ William E. Brown
Central Garden & Pet Company

Re-executed:

Dated: ______________
Stuart W. Booth